EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF ENDO INTERNATIONAL PLC

The following unaudited pro forma combined financial information of Endo International plc (“Endo International” or “Endo”) is presented to illustrate the estimated effects of the Paladin Acquisition (see Note 1) and the related debt exchange and reorganization. The following unaudited pro forma combined balance sheet as of December 31, 2013 and unaudited pro forma combined statement of operations for the year ended December 31, 2013 are based upon and derived from and should be read in conjunction with the historical audited consolidated financial statements of Endo Health Solutions Inc. (“EHSI”) (which are available in EHSI’s 2013 Form 10-K) and historical audited consolidated financial statements of Paladin Labs, Inc. (“Paladin”) (which are included in Exhibit 99.1 for your reference). The Paladin Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The unaudited pro forma combined financial information set forth below give effect to the following (collectively, the “Transactions”):

•	the reorganization upon consummation of the Paladin Acquisition, in which each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International (see information presented in the “Endo Debt Exchange/Reorganization” column in the unaudited pro forma combined balance sheet and statement of operations); and

•	the incurrence of $1,525.0 million in debt by Endo International and the repayment of EHSI’s existing credit facilities (“Existing Term Loan Credit Facility”) (see information presented in the “Endo Debt Exchange/Reorganization” column in the unaudited pro forma combined balance sheet and statement of operations); and

•	certain International Financial Reporting Standards (“IFRS”) to U.S. GAAP adjustments necessary to reflect legacy Paladin under the same accounting principles as EHSI as further described in Note 2 (see information presented in the “Paladin Adjusted Historical IFRS” and “Paladin Adjusted Historical U.S. GAAP” columns in the unaudited pro forma combined balance sheet and statement of operations); and

•	certain other adjustments in connection with the consummation of the Paladin Acquisition, including the associated estimated direct transaction costs (see information presented in the “Paladin Acquisition Adjustments” column in the unaudited pro forma combined balance sheet and statement of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Paladin’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of December 31, 2013. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 assumes the completion of the Transactions occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of December 31, 2013 assumes the Transactions occurred on December 31, 2013. The unaudited pro forma combined financial information has been prepared by management in accordance with the regulations of the Securities and Exchange Commission (“SEC”) and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo International will experience after the Transactions. In addition, the accompanying unaudited pro forma combined statement of operations does not include any expected cost savings or restructuring actions which may be achievable subsequent to the Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain pro forma adjustments which are considered significant. Certain financial information of Paladin as presented in its respective consolidated financial statements has been reclassified to conform to the historical presentation in EHSI’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information. The unaudited pro forma combined financial information gives effect to the reorganization of EHSI and Paladin into Endo International, which includes the Paladin Acquisition.

Endo International plc

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2013

(In thousands of USD)

	Endo Historical	Paladin Adjusted Historical (Note 2)	Paladin Acquisition Adjustments		Endo Debt Exchange /Reorganization		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$526,597	$99,324	$(75,250	)(5a)	$787,312	(5a)	$1,337,983
Restricted cash and cash equivalents	770,000	—	—		(702,500	)(5b)	67,500
Accounts receivable, net	725,827	39,714	—		—		765,541
Inventories, net	374,439	45,179	16,916	(5c)	—		436,534
Prepaid expenses and other current assets	39,402	175,815	—		—		215,217
Income taxes receivable	—	374	5,420	(5d)	14,149	(5d)	19,943
Deferred income taxes	257,985	12,551	—		—		270,536
Assets held for sale	160,257	—	—		—		160,257

Total current assets	$2,854,507	$372,957	$(52,914)		$98,961		$3,273,511

Marketable securities	2,979	—	—		—		2,979
Property and equipment, net	372,077	7,468	—		—		379,545
Goodwill	1,372,832	61,824	2,066,538	(5e)	—		3,501,194
Other intangibles, net	1,872,926	101,493	574,507	(5f)	—		2,548,926
Other assets	96,535	70,150	—		35,230	(5j)	201,915

Total assets	$6,571,856	$613,892	$2,588,131		$134,191		$9,908,070

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$263,241	$63,462	$—		$—		$326,703
Accrued expenses	979,964	33,782	—		—		1,013,746
Current portion of long-term debt	414,929	4,866	—		(23,875	)(5g)	395,920
Acquisition-related contingent consideration	3,878	—	—		—		3,878
Income taxes payable	3,089	—	—		—		3,089
Liabilities related to assets held for sale	31,571	—	—		—		31,571

Total current liabilities	$1,696,672	$102,110	$—		$(23,875)		$1,774,907

Deferred income taxes	310,764	19,647	159,684	(5h)	(5,515	)(5i)	484,580
Acquisition-related contingent consideration	869	—	—		—		869
Long-term debt, less current portion, net	3,323,844	19,756	—		155,656	(5j)	3,499,256
Other liabilities	654,491	9,367	—		—		663,858
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—	—		—		—
Common Stock	1,444	171,000	(171,000	)(5k)	(1,429	)(5k)	15
Additional paid-in capital	1,166,375	6,454	2,074,705	(5k)	1,429	(5k)	3,248,963
Retained earnings	126,234	241,754	(264,174	)(5k)	7,925	(5k)	111,739
Accumulated other comprehensive loss	(4,915)	(15,120)	15,120	(5k)	—		(4,915)
Treasury stock	(763,120)	—	763,120	(5k)	—		—

Total Endo International stockholders’ equity	$526,018	$404,088	$2,417,771	(5k)	$7,925	(5k)	$3,355,802
Noncontrolling interests	59,198	58,924	10,676	(5l)	—		128,798

Total stockholders’ equity	$585,216	$463,012	$2,428,447		$7,925		$3,484,600

Total liabilities and stockholders’ equity	$6,571,856	$613,892	$2,588,131		$134,191		$9,908,070

Certain Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Endo International plc

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Endo Historical	Paladin Adjusted Historical (Note 2)	Paladin Acquisition Adjustments		Endo Debt Exchange /Reorganization		Pro Forma
Revenues:
Net pharmaceutical product sales	$2,061,916	$268,811	$—		$—		$2,330,727
Devices revenues	492,226	—	—		—		492,226
Service and other revenues	62,765	—	—		—		62,765

Total revenues	$2,616,907	$268,811	$—		$—		$2,885,718
Costs & expenses:
Cost of revenues	1,039,516	128,080	30,174	(5m)	—		1,197,770
Selling, general and administrative	849,339	63,432	—		—		912,771
Research and development	142,472	8,373	—		—		150,845
Patent litigation settlement, net	—	—	—		—		—
Litigation-related and other contingencies	484,242	—	—		—		484,242
Asset impairment charges	519,011	—	—		—		519,011
Acquisition-related and integration items, net	7,952	—	—		—		7,952

Operating (loss) income	$(425,625)	$68,926	$(30,174)		$—		$(386,873)

Interest expense (income), net	173,601	(4,944)	—		55,169	(5n)	223,826
Net loss on extinguishment of debt	11,312	—	—		—		11,312
Other (income) expense, net	(50,971)	5,940	—		—		(45,031)

(Loss) income before income tax	$(559,567)	$67,930	$(30,174)		$(55,169)		$(576,980)

Income tax	(24,067)	17,562	(8,147	)(5o)	(92,408	)(5p)	(107,060)

(Loss) income from continuing operations	$(535,500)	$50,368	$(22,027)		$37,239		$(469,920)

Discontinued operations, net of tax	(96,914)	—	—		—		(96,914)

Consolidated net (loss) income	(632,414)	50,368	(22,027)		37,239		(566,834)

Less: Net income attributable to noncontrolling interests	52,925	8	—		—		52,933

Net (loss) income attributable to Endo International	$(685,339)	$50,360	$(22,027)		$37,239		$(619,767)

Certain Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Endo International plc

Notes to Unaudited Pro Forma Combined Financial Statements

(In thousands of USD, except share amounts)

Note 1. Description of transaction

On November 5, 2013, EHSI announced that it had entered into an Arrangement Agreement to acquire Paladin in a stock and cash transaction valued then at approximately $1.6 billion (the “Paladin Acquisition”). Under the terms of the Arrangement Agreement, (a) Endo International caused 8312214 Canada Inc., subsequently renamed to Paladin Labs Canadian Holding Inc., to acquire Paladin pursuant to a plan of arrangement under Canadian Law and (b) merger sub merged with and into EHSI, with EHSI as the Surviving Corporation in the Merger. On February 28, 2014 the Paladin Acquisition closed and each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International, a newly-formed Irish holding company.

As consideration for the Paladin Acquisition, Paladin shareholders received, for each Paladin share they owned upon closing, 1.6331 shares of Endo International and C$1.16 in cash, for total estimated consideration of $2.9 billion. Current EHSI shareholders received one share of Endo International for each share of EHSI they owned upon closing. Upon closing of the Paladin Acquisition, the former EHSI shareholders owned approximately 79% of the capitalization of Endo International on a fully diluted basis, and the former Paladin shareholders and option holders owned approximately 21% of the capitalization of Endo International on a fully diluted basis.

In addition, pursuant to the Arrangement Agreement, for each Paladin share owned upon closing, shareholders of Paladin received one share of Knight Therapeutics Inc. (“Knight Therapeutics”), a newly formed Canadian company. Rights to Impavido and certain related rights were transferred to Knight Therapeutics in connection with the Paladin Acquisition (the “Knight separation”).

Upon closing of the Paladin Acquisition, Endo International shares were listed on NASDAQ and TSX.

In connection with the Paladin acquisition, EHSI refinanced its existing secured senior credit facilities, which are referred to herein as the “Existing Term Loan Credit Facility”, at closing through a new secured senior credit facility, which is referred to herein as the “New Term Loan Credit Facility.” The New Term Loan Credit Facility consists of a five-year senior secured term loan “A” facility in an amount up to $1.1 billion, a seven-year senior secured term loan “B” facility in an amount up to $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million. The new credit facility contains an uncommitted expansion option which will permit up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the new credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the new credit facility or other lenders after the closing date. As of December 31, 2013, prior to entering into the New Term Loan Credit Facility, term loans under the Existing Term Loan Credit Facility amounted to $1,396.0 million.

The interest rates under the New Term Loan Credit Facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma combined financial statements, it was assumed that the new term loans will be borrowed under the New Term Loan Credit Facility at a current LIBOR rate of 0.25%, for a weighted average interest rate of 2.57% for the year ended December 31, 2013.

Under the new credit facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the new credit facility.

Note 2. Basis of presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of EHSI and Paladin. This unaudited pro forma combined financial information does not give effect to immaterial transactions, such as the Knight separation by Paladin, and the acquisition of Boca Pharmacal LLC by EHSI. This unaudited pro forma condensed combined financial information does not give effect to immaterial probable transactions, such as the acquisition of Grupo Farmaceutico Somar by the Company.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this filing, Endo International has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Paladin assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical financial statements of Paladin for the year ended December 31, 2013 were prepared in accordance with IFRS using the Canadian dollar as the reporting currency. Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of Paladin. For purposes of the unaudited financial information, the Canadian dollar denominated IFRS financial statements have been converted to the U.S. dollar, using the exchange rate of $0.9402 as of December 31, 2013 and the average exchange rate of $0.9710 the year ended December 31, 2013, respectively.

Although we believe these adjustments represent the known material adjustments necessary to present Paladin’s financial statements in conformity with U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. In addition, we may not have identified all adjustments necessary to conform Paladin’s accounting policies to Endo International’s accounting policies.

Endo International is conducting a review of Paladin’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Paladin’s results of operations or reclassification of assets or liabilities to conform to Endo’s accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma combined financial statements. During the preparation of these unaudited pro forma combined financial statements, we were not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to our financial presentation, and accordingly, these unaudited pro forma combined financial information do not assume any material differences in accounting policies between the two companies.

Financial information presented in the “Paladin Adjusted Historical IFRS” column in the unaudited adjusted historical balance sheet and statement of operations has been reclassified to conform to the historical presentation in our consolidated financial statements as follows:

Reclassification included in the unaudited adjusted historical balance sheet (in thousands of USD):

	As of December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Marketable securities	142,367	(142,367)	—
Financial assets - current	32,026	(32,026)	—
Prepaid expenses and other current assets	1,182	174,393	175,575
Investment in associates	959	(959)	—
Interest in a joint venture	24,194	(24,194)	—
Loans receivable from a joint venture	10,281	(10,281)	—
Financial assets - long term	12,308	(12,308)	—
Investment tax credits recoverable	19,978	(19,978)	—
Deferred income tax assets	14,192	(14,192)	—
Other assets	—	81,912	81,912
Bank overdraft	7,120	(7,120)	—
Current portion of finance lease liability	681	(681)	—
Deferred revenue	1,908	(1,908)	—
Income tax payable	23,955	(23,955)	—
Other balances payable	118	(118)	—
Accrued expenses	—	33,782	33,782
Finance lease liability	5,517	(5,517)	—
Deferred revenue	1,323	(1,323)	—
Other balances payable	2,527	(2,527)	—
Other liabilities	—	9,367	9,367

Reclassification included in the unaudited adjusted historical statement of operations (in thousands of USD):

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	19,781	(19,781)	—
Cost of revenues	108,299	19,781	128,080
Depreciation of property, plant and equipment	1,256	(1,256)	—
Selling, general and administrative	62,176	1,256	63,432
Other finance expense	1,440	(1,440)	—
Foreign exchange loss	(49)	49	—
Share of net loss from a joint venture	667	(667)	—
Share of net income from associates	(91)	91	—
Endo Arrangement transaction costs	4,846	(4,846)	—
Other income, net	(873)	6,813	5,940
Interest income	(8,485)	8,485	—
Interest expense, net	3,541	(8,485)	(4,944)

Below is unaudited financial information showing adjustments to conform Paladin’s historical IFRS statements to U.S. GAAP.

Paladin Labs Inc.

Unaudited Adjusted Historical Balance Sheet

As of December 31, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments		Paladin Adjusted Historical U.S. GAAP
Assets
Current assets:
Cash and cash equivalents	$99,324	$—		$99,324
Accounts receivable, net	39,714	—		39,714
Inventories, net	45,179	—		45,179
Prepaid expenses and other current assets	175,575	240	(a)	175,815
Income taxes receivable	374	—		374
Deferred income taxes	—	12,551	(b)	12,551

Total current assets	$360,166	$12,791		$372,957

Property and equipment, net	7,468	—		7,468
Goodwill	29,761	32,063	(c)	61,824
Other intangibles, net	101,493	—		101,493
Other assets	81,912	(11,762	)(b)	70,150

Total assets	$580,800	$33,092		$613,892

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$63,462	$—		$63,462
Accrued expenses	33,782	—		33,782
Current portion of long-term debt	4,866	—		4,866

Total current liabilities	$102,110	$—		$102,110

Deferred income taxes	18,311	1,336	(b)	19,647
Long-term debt, less current portion, net	19,756	—		19,756
Other liabilities	9,367	—		9,367
Commitments and contingencies
Stockholders’ equity:
Common Stock	171,000	—		171,000
Additional paid-in capital	6,454	—		6,454
Retained earnings	229,059	12,695	(d)	241,754
Accumulated other comprehensive loss	(12,139)	(2,981	)(c)	(15,120)

Total shareholder stockholders’ equity	$394,374	$9,714		$404,088

Noncontrolling interests	36,882	22,042	(c)	58,924
Total stockholders’ equity	$431,256	$31,756		$463,012

Total liabilities and stockholders’ equity	$580,800	$33,092		$613,892

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$268,811	$—	$268,811

Total revenues	$268,811	$—	$268,811
Costs & expenses:
Cost of revenues	128,080	—	128,080
Selling, general and administrative	63,432	—	63,432
Research and development	8,373	—	8,373

Operating income	$68,926	$—	$68,926

Interest income, net	(4,944)	—	(4,944)
Other expense, net	5,940	—	5,940

Income before income tax	$67,930	$—	$67,930

Income tax	17,555	7 (e)	17,562

Consolidated net income	$50,375	$(7)	$50,368

Less: Net income attributable to noncontrolling interests	8	—	8

Net income attributable to Paladin Labs Inc.	$50,367	$(7)	$50,360

Notes:

Adjustments included in the column “GAAP Adjustments” are for the following:

(a)	Represents certain differences regarding the tax effects of intercompany transfer of assets under IFRS to conform to U.S. GAAP. Under IFRS taxes paid on intercompany transfers of assets are recognized as tax expense as incurred. Additionally, IFRS requires the recognition of deferred taxes on temporary differences between the tax basis of assets transferred. Under U.S. GAAP taxes paid on intercompany transfers are deferred as a prepaid asset until the underlying asset is consumed or is sold to an unrelated party at which point it is recognized as tax expense.
(b)	Represents certain tax classification differences under IFRS to conform to U.S. GAAP. Under IFRS deferred income tax assets and liabilities are presented as non-current whereas under U.S. GAAP a split between current and non-current is required.
(c)	To conform certain noncontrolling interest transactions to U.S. GAAP. Under IFRS, for business combination transactions, noncontrolling interests can be measured at fair value, including goodwill, or alternatively at their share of the fair value of the acquiree’s net identifiable assets whereas under U.S. GAAP noncontrolling interests are measured at fair value including goodwill.
(d)	Reflects the cumulative income statement effect of the IFRS to U.S. GAAP adjustments.
(e)	Reflects the period income tax effect of the IFRS to U.S. GAAP adjustments noted above.

U.S. Federal Withholding Tax Consequences of the Merger to Endo International

If the merger qualifies as a reorganization under Section 368(a) of the Code and Section 367(a) of the Code does not apply, then Endo International should be treated as receiving a distribution from Endo U.S. Inc. prior to the merger. Such deemed distribution should be treated as a taxable dividend to the extent of Endo U.S. Inc.’s current and accumulated earnings and profits for the year of the deemed distribution and should be subject to U.S. withholding tax in accordance with the U.S.-Ireland Tax Treaty. As of the date of this filing, this amount is not known. As such, it is not possible to know the exact amount of the withholding tax for purposes of the unaudited pro forma combined financial information. Endo International does not expect the withholding tax to exceed $7.5 million and has designated this amount as restricted cash and cash equivalent on its unaudited pro forma combined balance sheet. Notwithstanding the foregoing, if it is determined that Section 367(a) of the Code does apply (because, for example, the Endo International income amount does not exceed the U.S. shareholders built-in gain amount), the deemed distribution and U.S. withholding tax rules would not apply. In such a case, the gain realized by EHSI’s U.S. shareholders would be subject to U.S. federal income tax and the excise tax of Section 4985 would apply with respect to certain officers and directors of Endo International. If the excise tax becomes applicable, EHSI would provide certain covered individuals with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax was incurred. EHSI does not expect the excise tax reimbursement to exceed $60.0 million and has designated this amount as restricted cash and cash equivalent on its unaudited pro forma combined balance sheet.

Note 3. Estimated acquisition consideration for Paladin

Upon completion of the Paladin Acquisition, each issued and outstanding Paladin share was converted into the right to receive C$1.16 in cash, 1.6331 newly issued Endo International shares and one common share of Knight Therapeutics, and options to acquire Paladin shares were settled on a cash-less exercise basis for Endo International shares and common shares of Knight Therapeutics in an amount reflecting the Paladin Acquisition consideration.

The acquisition consideration, excluding the value of one Knight Therapeutics share per Paladin share, is as follows (in thousands of USD, except for per share amounts):

Acquisition Consideration

Number of Paladin Shares to be paid through the delivery of Endo International common stock per Arrangement Agreement	20,765
Exchange ratio	1.6331
Number of shares of Endo International common stock—as exchanged	33,912
Endo common stock price on February 28, 2014	$80

Estimated fair value of 33.9 million common shares of Endo International issued to Paladin Shareholders		$2,712,956
Number of Paladin Shares to be paid in cash per Arrangement Agreement	20,765
Per share cash consideration for Paladin shares (1)	$1.09

Estimated cash distribution to Paladin shareholders		22,647
Fair value of the vested portion of Paladin stock options outstanding—1.3 million at February 28, 2014 (2)		131,323
Total estimated acquisition consideration		$2,866,926

Notes:

(1)	Represents the cash consideration per the Arrangement Agreement of C$1.16 per Paladin share translated into USD utilizing an exchange rate of $0.9402.
(2)	Under ASC 805, the fair value of vested stock option awards attributed to pre-combination services is accounted for as purchase price consideration. There were a total of 1.3 million vested Paladin stock options outstanding as of February 28, 2014 with an estimated fair value of $131.3 million, which is accounted for as purchase price consideration under ASC 805.

Note 4. Preliminary estimated purchase price allocation

The pro forma adjustments to allocate the acquisition consideration are preliminary and will remain so until our management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing of the Paladin Acquisition. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma combined financial statements.

The preliminary allocation of the estimated purchase price to the fair value of Paladin’s assets and liabilities assumed as if the acquisition date was December 31, 2013 is presented as follows (in thousands of USD):

Preliminary estimated acquisition consideration (see Note 3)		$2,866,926
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Paladin’s net assets	4a	404,088
Less net transaction costs incurred by Paladin	4a	(24,763)
Less historical Paladin goodwill and other intangible assets	4b	(163,317)

Net assets to be acquired		216,008
Fair value adjustments of net assets acquired
Inventory	4c	16,916
Identifiable intangible assets
Product rights and other intangibles	4d	549,500
IPR&D	4d	126,500
Non-controlling interests	4e	(10,676)
Deferred tax liabilities	4f	(159,684)

Goodwill	4g	2,128,362

Adjustments included in the table above are for the following:

a. Reflects the acquisition of the historical book value of net assets of Paladin as of December 31, 2013 and $24.8 million of estimated transaction costs incurred by Paladin which reduced net assets acquired.

b. After giving effect to IFRS to U.S. GAAP adjustments, Paladin’s historical balance sheet includes $163.3 million of goodwill and other intangible assets, which are not recorded under the acquisition method of accounting.

c. Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo International will reflect the fair value of Paladin’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo International’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma combined statements of operations.

d. Of the total estimated consideration, approximately $549.5 million relates to definite-lived intangible assets which are expected to be amortized over a weighted average useful life of eleven years. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined statements of operations. IPR&D of $126.5 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, we will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets, may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

e. Represents the fair value adjustment for non-controlling interest. The minority interest for Litha Healthcare Group Limited (“Litha”), estimated at US$35.6 million, is based on a current share price of Litha translated into USD, or approximately US$0.22 multiplied by the number of outstanding shares of Litha currently not owned by Paladin, which is approximately 161.5 million shares. The estimated fair value of non-controlling interest of Laboratorios Paladin SA (“Paladin Mexico”) was estimated to be approximately $34.0 million. To estimate the fair value of Paladin Mexico’s non-controlling interest we utilized an “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The implied fair value of Paladin Mexico was then multiplied by the current non-controlling interest percentage to arrive at the estimated fair value of Paladin Mexico’s non-controlling interest. The final fair value determination for non-controlling interests may differ from this preliminary determination.

f. Reflects a deferred income tax liability primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 27% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

g. Goodwill, currently estimated at $2,128.4 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5. Unaudited pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands of USD):

Debt proceeds (1)	$1,525,000
Payment of Endo International’s existing debt (1)	(1,396,019)
Debt issuance costs (2)	(44,169)
Release of restricted cash and cash equivalents (3)	770,000
Restricted cash related to withholding and excise tax (4)	(67,500)

Endo debt exchange/reorganization costs	$787,312

Cash transaction costs (5)	$(52,603)
Total estimated purchase price to be paid in cash (6)	(22,647)

Paladin acquisition adjustments	$(75,250)

(1)	The issuance of $1,525.0 million in additional debt, which was used for the repayment of $1,396.0 million under the Existing Term Loan Credit Facility and other general corporate purposes;
(2)	the debt issuance costs of $44.2 million related to the issuance of additional debt;
(3)	the release of $770.0 million in restricted cash and cash equivalents as a result of the reorganization;
(4)	the restriction of cash and cash equivalents of $67.5 million for the reimbursement of withholding and excise tax—see Note 2;
(5)	the incurrence of $27.8 million and $24.8 million of direct transaction costs of Endo International and Paladin, respectively, associated with the Paladin Acquisition; and
(6)	the estimated payment of $22.6 million in cash consideration to sellers for Paladin Shares (see Note 3).

b.	The adjustment to restricted cash and cash equivalents reflects the following (in thousands of USD):

Release of restricted cash and cash equivalents (1)	$(770,000)
Restricted cash related to excise tax (2)	67,500

Total asset adjustments	$(702,500)

(1)	the release of $770.0 million in restricted cash and cash equivalents as a result of the reorganization;
(2)	the restriction of cash and cash equivalents of $67.5 million for the reimbursement of withholding or excise tax - see Note 2.

c.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo International will reflect the fair value of Paladin’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo International’s results, the amortization expense on the increased inventory value is not included in the unaudited pro forma combined statement of operations.
d.	Represents the adjustment to income taxes receivable resulting from the Endo International debt exchange and Paladin Acquisition.
e.	Represents the adjustment to reflect $2,128.4 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.
f.	The adjustments reflect the incremental amount necessary to record the fair value of the Paladin intangible assets acquired of $676.0 million. Approximately $549.5 million relates to definite-lived intangible assets which are expected to be amortized over a weighted average useful life of eleven years. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined statements of operations. IPR&D of $126.5 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo International will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statements of operations.
g.	Represents the current portion of new indebtedness from the New Term Loan Credit Facility, offset by the elimination of the current portion of the Existing Term Loan Credit Facility.
h.	Reflects a deferred income tax liability primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 27% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.
i.	Represents the elimination of deferred taxes associated with the Existing Term Loan Credit Facility.
j.	The adjustment to long-term debt, less current portion, net consists of the following components (in thousands of USD):

Borrowing related to the Paladin Acquisition and related financing:
Term Loan A	$1,100,000
Term Loan B	425,000
Endo International debt repayment, net of $69 million current portion	(1,396,019)
Elimination of the discount on the Existing Endo Finance Notes	2,800

Net change	$131,781

Less current portion of long-term debt	23,875

Total net change	$155,656

In connection with the retirement of the Existing Term Loan Credit Facility, Endo International eliminated approximately $8.9 million of unamortized debt issuance costs that had been capitalized and recorded in other assets. The elimination of the unamortized debt issuance costs was accounted for as an extinguishment. Additionally,we incurred approximately $44.2 million in fees in connection with borrowings under the debt exchange and New Term Loan Credit Facility. Accordingly, such fees are capitalized and included in other assets in the unaudited pro forma combined balance sheet. Deferred debt issuance costs will be amortized using an effective-interest method over the life of the related debt instrument, which ranges from 1 to 8 years.

k.	The adjustment to equity consist of the following components (in thousands of USD):

Additional paid-in capital and common stock related to the issuance of common shares of Endo International to Paladin Shareholders as merger consideration	$2,866,926
The elimination of Paladin’s historical shareholder’s equity	(404,088)
Direct transaction costs of Endo International	(27,840)
Adjustment to income taxes receivable as a result of the Paladin acquisition	5,420
Total estimated purchase price to be paid in cash (see 5a)	(22,647)

Paladin acquisition adjustments	$2,417,771

Elimination of the discount on the Existing Endo Finance Notes	$(2,800)
Elimination of unamortized debt issuance costs	(8,939)
Adjustments to income taxes receivable and deferred taxes as a result of the retirement of the Existing Term Loan Credit Facility	19,664

Endo debt refinancing costs	$7,925

In addition, as part of the reorganization, EHSI Common stock and Treasury stock in the amounts of $1,429 and $763,120 were retired and therefore reclassified into Additional paid-in capital as a pro forma adjustment.

l.	Represents the fair value adjustment for non-controlling interest. The minority interest for Litha, estimated at $36.6 million, is based on a current share price of Litha translated into USD, or approximately $0.22 multiplied by the number of outstanding shares of Litha currently not owned by Paladin, which is approximately 161.5 million shares. The estimated fair value of non-controlling interest of Paladin Mexico was estimated to be approximately $34.0 million. To estimate the fair value of Paladin Mexico’s noncontrolling interest we utilized an “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. The implied fair value of Paladin Mexico was then multiplied by the current non-controlling interest percentage to arrive at the estimated fair value of Paladin Mexico’s non-controlling interest. The final fair value determination for non-controlling interests may differ from this preliminary determination.
m.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Paladin, which were revalued upon acquisition. These assets have a weighted average useful life of 11 years.
n.	The net adjustments for the year ended December 31, 2013 were (i) to recognized expense on additional debt of $1,100.0 million aggregate principal amount of Term Loan A, (ii) to recognize expense on additional debt of $425.0 million aggregate principal amount of Term Loan B and (iii) to annualize expense on existing debt of $700.0 million of New Senior Notes which were issued on December 19, 2013 (in thousands of USD):

Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness and the New Senior Notes	$96,062
Historical interest expense (including amortization of debt issuance costs) associated with the Existing Term Loan Credit Facility	(40,893)

Total interest expense adjustment	$55,169

On an as adjusted basis, after giving effect to the consummation of the Transactions, as of December 31, 2013, Endo International’s aggregate principal debt outstanding would have consisted of $1,544.9 million of floating rate debt and $2,384.4 million of fixed-rate debt. Based on the pro forma amount of floating-rate debt outstanding at December 31, 2013, a 1/4% rise in interest rates would result in approximately $3.9 million incremental interest expense.

o.	Estimated income tax rates of approximately 36% and 27% for EHSI and Paladin, respectively, have been used for the pro forma adjustments for the year ended December 31, 2013. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences of Endo International and Paladin that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.
p.	The adjustment to income taxes represents the additional tax benefit resulting from the reorganization and certain financing arrangements and affiliates.